Exhibit 99.1

AspenBio Pharma Enters Worldwide License Agreement for Bovine Reproduction Drugs

Exclusive Agreement Initiates Development of First Products in Recombinant Drug Platform

CASTLE ROCK, CO. – April 7, 2008 — AspenBio Pharma, Inc. (NASDAQ: APPY) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, has entered a long-term exclusive license and commercialization agreement with Novartis Animal Health, Inc. for the development and launch of AspenBio’s novel recombinant single-chain bovine products, BoviPure LH™ and BoviPure FSH™.

AspenBio licensed this single-chain technology from Washington University in St. Louis for use in all animal species. The technology was developed over the past 15 years by Dr. Irving Boime, a Department of Developmental Biology professor at Washington University’s School of Medicine.

The license agreement with Novartis is structured as a collaborative arrangement that provides for a sharing of; product development activities, development and registration costs and worldwide product sales. AspenBio receives an upfront cash payment and ongoing royalties based upon net direct product margins as defined and specified under the agreement. AspenBio has agreed to fund its share of 35% of the product development and registration costs.

BoviPure FSH is a novel single chain follicle stimulating hormone (FSH) analog for cows with many potential advantages over existing products. BoviPure LH is a novel single-chain luteinizing hormone (LH) analog for cows. This new bovine LH hormone analog is the first of its type in the world and is designed to increase pregnancy rates in dairy cows using both pre-breeding and post-breeding applications.

“The execution of this agreement successfully culminates an important 2008 objective for AspenBio Pharma,” said Richard Donnelly, AspenBio’s president and CEO. “In addition to securing very attractive and what we believe to be highly competitive royalty terms, having Novartis as a partner means these drugs will be launched by an organization with leading market positions in the most important countries throughout the world. Novartis also has a large worldwide sales and marketing team with a strong track record of success in launching new drugs.”

Dr. Boime, whose team worked to develop the platform technology, commented, “I am delighted to see that basic science research conducted here at Washington University has generated a therapeutic class of veterinary drugs to help improve the success of livestock reproduction.”

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use in animals of economic importance. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out acute appendicitis in patients complaining of abdominal pain. For more information, go to www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the development of, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test as well as the animal products under this agreement and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:

AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860